Exhibit A
SECURITIES PURCHASE AGREEMENT

Dated as of March 29, 2009

AMONG

LOOPNET, INC.

CALERA CAPITAL PARTNERS IV, L.P.

CALERA CAPITAL PARTNERS IV SIDE-BY-SIDE, L.P.

TRINITY VENTURES IX, L.P.

TRINITY IX SIDE-BY-SIDE FUND, L.P.

TRINITY IX ENTREPRENEURS’ FUND, L.P.

SAINTS RUSTIC CANYON, L.P.

RUSTIC CANYON VENTURES III, L.P.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (SBST)

TABLE OF CONTENTS

SCHEDULES

Schedule 1.1            Purchased Shares

EXHIBITS

Exhibit A                  Form of Certificate of Designations of Series A Preferred Stock
Exhibit B                  Form of Investors’ Rights Agreement
Exhibit C                  Form of Management Rights Agreement

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement dated as of March 29, 2009 (this “Agreement”) is among LoopNet, Inc., a Delaware corporation (the “Company”), Calera Capital Partners IV, L.P., a Delaware limited partnership and Calera Capital Partners IV Side-By-Side, L.P., a Delaware limited partnership (together, “Calera”), Trinity Ventures IX, L.P., Trinity IX Side-By-Side Fund, L.P., Trinity IX Entrepreneurs’ Fund, L.P., each, a Delaware limited partnership (together, “Trinity”), Saints Rustic Canyon, L.P., a Delaware limited partnership, and Rustic Canyon Ventures III, L.P., a Delaware limited partnership (together “Rustic”) and The Board of Trustees of the Leland Stanford Junior University (SBST) (“Stanford” and, together with Calera, Trinity and Rustic, the “Purchasers”).

The Purchasers desire to purchase from the Company, and the Company desires to issue and sell to the Purchasers, (i) an aggregate of 50,000 shares (the “Purchased Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), on the terms and subject to the conditions hereinafter set forth.

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

Section 1.1  Purchase and Sale.  Subject to the terms and conditions hereinafter set forth, at the Closing (as defined below) the Company shall issue and sell the Purchased Shares to the Purchasers and the Purchasers shall purchase the Purchased Shares from the Company for the aggregate purchase price set forth on Schedule 1.1.  The number of Purchased Shares to be purchased by each Purchaser is set forth opposite each Purchaser’s name on Schedule 1.1 and the obligations of the Purchasers hereunder shall be several and not joint.  The Series A Preferred Stock shall have the rights, terms and privileges set forth in the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”) attached as Exhibit A.

Section 1.2  Closing.  On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, California 94105, or such other location as may be mutually acceptable, in each case no later than the close of business on April 15, 2009 (the “Closing Date”).  At the Closing, the Company will deliver the Purchased Shares being acquired by each Purchaser in the form of one or more certificates issued in such Purchaser’s name upon receipt by the Company of payment of the full purchase price therefor (the “Purchase Price”) by or on behalf of such Purchaser to the Company by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.

Section 1.3  Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933 as in effect on the date hereof.

“Business Day” means any day on which the Common Stock may be traded on Nasdaq or, if not admitted for trading on Nasdaq, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Purchased Shares.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Intellectual Property Rights” means all registered copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, service names, trade names, Internet domain names and any other intellectual property rights or licenses that are used by the Company or its Subsidiary in their business as presently conducted, including all (i) databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, development tools, instructions and templates created by or on behalf of the Company or its Subsidiary and (ii) inventions, trade dress, logos and designs created by or on behalf or any of the Company or its Subsidiary.

“Investment Company Act” mean the Investment Company Act of 1940, as amended.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement among the Company and each of the Purchasers in the form attached to the Agreement as Exhibit B.

“Lien” means any mortgage, pledge, security interest or other encumbrance.

“Material Adverse Effect” means any material adverse effect with respect to (A) the business, financial condition or results of operations of the Company and its Subsidiary taken as a whole or (B) the Company’s ability to perform fully on a timely basis its obligations under the Agreement, the Investors’ Rights Agreement or the Certificate of Designations.

“Nasdaq” means The NASDAQ Global Select Market, but if The NASDAQ Global Select Market is not then the principal U.S. trading market for the Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under Exchange Act on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any national securities exchange, then the OTC Bulletin Board.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Proxy Statement” means the Company’s definitive proxy statement for its 2008 annual meeting of stockholders, as filed with the SEC on April 11, 2008.

“Representative” means, with respect to a particular Person, any director, officer, manager, partner, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Affiliate” means: (a) any Person who is directly or indirectly responsible for the formation, management, operations, oversight or administration of the Purchasers (including, without limitation, any principals, partners or employees of any such Person); (b) any investment fund directly or indirectly formed or controlled by any one or more Persons referred to in the preceding clause (a); and (c) any direct or indirect Subsidiary of any Person referred to in the preceding clauses (a) or (b) in which any one or more such Persons have the right to elect (directly or indirectly) a majority of the board of directors (or a comparable governing body with a different name) of such Subsidiary or own a majority of the voting securities entitled to elect the board of directors (or comparable governing body with a different name) of such Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all filings under the Securities Act or under Section 13 or 15(d) of the Exchange Act (including all financial statements, amendments, exhibits and schedules thereto and the results of the Company’s operations and cash flow contained therein) filed by the Company with the SEC on or after January 1, 2007.

“Short Sale” means: (a) a sale of Common Stock that is marked as a short sale; (b) any entering into or establishment of any arrangement constituting a “put equivalent position,” as defined by Rule 16a-1(h) promulgated under the Exchange Act; (c) entering into any swap, option or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; or (d) the announcement of any intent to do any of the foregoing. Notwithstanding the foregoing, the parties agree that, except as otherwise provided in this Agreement, nothing in Section 4.3 shall restrict the ability of a Purchaser or any of its Restricted Affiliates to (i) outright sell, distribute or transfer the Purchased Shares and the Conversion Shares or (ii) sell or transfer equity securities of the Purchaser or any of its Restricted Affiliates.

“Stock Plans” means the Company’s 2001 Stock Option and Purchase Plan and 2006 Equity Incentive Plan.

“Subsidiary” has the meaning assigned to such term in Rule 1-02(x) of Regulation S-X promulgated by the SEC.

“Tax” and “Taxes” means all federal, state, local, foreign and other taxes, including, without limitation, income, gross receipts, franchise, property, sales, withholding, payroll, use and employment taxes and custom duties.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company (which for purposes of this Article III includes each of its direct and indirect subsidiaries) represents and warrants to the Purchasers that, on the date hereof and on the Closing Date, except as set forth in the SEC Documents filed before the date of this Agreement:

Section 2.1  Subsidiaries.  Cityfeet.com Inc. is the Company’s only Subsidiary.  The Company owns, directly or indirectly, all of the capital stock or other equity interests of the Subsidiary free and clear of any lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction, and all of the issued and outstanding shares of capital stock of such Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  Other than Cityfeet.com Inc. and its investment in Xceligent, Inc., the Company owns no direct or indirect equity interest in any other Person.

Section 2.2  Organization and Power.  Each of the Company and its Subsidiary is, or will be as of the Closing Date, a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted and as proposed to be conducted.  Each of the Company and its Subsidiary is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had and would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 2.3  Authorization, Enforcement.  The Company has all necessary corporate right, power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the Investors’ Rights Agreement and any other agreements or instruments executed by the Company in connection herewith or therewith (collectively, the “Related Agreements”), and the consummation by the Company of the transactions contemplated hereby and thereby, the filing of the Certificate of Designations with the Secretary of State of the State of Delaware and for the due authorization, issuance, sale and delivery of the Purchased Shares and the reservation, issuance and delivery of the Conversion Shares.  The issuance of the Purchased Shares does not require any further corporate action and is not subject to any preemptive right or rights of first refusal under the Company’s certificate of incorporation or any contract to which the Company is a party.  This Agreement has been, and each of the Related Agreements to which the Company will, at the Closing be party will be, duly executed and delivered by the Company.  Assuming due execution and delivery thereof by each of the other parties thereto, this Agreement and the Related Agreements to which the Company is a party will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 2.4  No Conflict.  The authorization, execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is or will be a party, and the consummation by the Company of the transactions contemplated hereby and thereby, including the filing of the Certificate of Designations and the issuance of the Purchased Shares and  Conversion Shares do not and will not: (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation and bylaws of the Company; or (b) with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, whether after the giving of notice or the lapse of time or both: (i) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or its properties or assets; (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation; (iii) result in the creation of any Lien upon any assets of the Company or its Subsidiary or the suspension, revocation, material impairment, forfeiture or nonrenewal of any franchise, permit, license or other right granted by a governmental authority to the Company or its Subsidiary, other than Liens under federal or state securities laws, (iv) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company is a party, by which the Company is bound, or to which any of the properties or assets of the Company is subject, (v) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or its Subsidiary is a party or (vi) a any rule or regulation of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or The NASDAQ Stock Market.

Section 2.5  Government Approvals.  No consent, approval, license or authorization of, or designation, declaration or filing with, any court, governmental authority or other third-party is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, or in connection with the issuance of the Purchased Shares or the Conversions Shares, except for (a) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware; (b) those which have already been made or granted; (c) the filing of a current report on Form 8-K with the SEC; (d) filings with applicable state securities commissions; (e) the listing of the Conversion Shares with The NASDAQ Stock Market; and (f) post-Closing filings as may be required to be made with the SEC and with any state or foreign blue sky or securities regulatory authority.

Section 2.6  Authorized and Outstanding Stock.

(a) The authorized capital stock of the Company (immediately prior to the Closing) consists of 125,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 50,000 shares of Preferred Stock have been designated as the Series A Convertible Preferred Stock.

(b) As of March 24, 2009, the issued and outstanding capital stock of the Company consists of 34,405,340 shares of Common Stock.  There are no outstanding shares of Preferred Stock.  As of March 24, 2009, the Company had reserved (i) an aggregate of 12,934,356 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Stock Plans, of which 6,948,273 shares of Common Stock are subject to outstanding, unexercised options as of such date under such Stock Plans.  All of the issued and outstanding shares of capital stock of the Company are, and when issued in accordance with the terms hereof, the Purchased Shares will be, duly and validly authorized and duly and validly issued and fully paid and non-assessable.  The Conversion Shares have been reserved for issuance and, when issued upon conversion thereof in accordance with the terms of the Certificate of Designations will be duly and validly issued and fully paid and non-assessable and will be free and clear of any security interests, liens, claims or other encumbrances and will not be subject to any preemptive right, rights of first refusal or any other restrictions on transfer under applicable law or any contract to which the Company is a party, other than those under applicable state and federal securities and anti-takeover laws and the Investors’ Rights Agreement.  When issued in accordance with the terms hereof, the Purchased Shares will be free and clear of all Liens imposed by or through the Company, except for restrictions imposed by Federal or state securities or “blue sky” laws and except for those imposed pursuant to this Agreement or the Investors’ Rights Agreement.  The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of capital stock of the Company are as set forth in the Company’s restated certificate of incorporation, as amended.

(c) Except as provided in this Agreement:  (i) no subscription, warrant, option, convertible security or other right issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) there is no option, warrant, calls, rights, commitments or agreements of any character to which the Company is a party or by which either the Company is bound or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company; (iii) the Company has no obligation to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company.  No person or entity is entitled to any preemptive right or right of first refusal granted by the Company with respect to the issuance of any capital stock of the Company and the issuance of the Common Stock issuable hereunder will not trigger any antidilution or similar rights that have not been properly waived.  Except as provided in the Investors’ Rights Agreement, no person or entity has been granted rights by the Company with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended (the “Securities Act”).

Section 2.7  SEC Documents; Financial Information.  The Company has timely filed all SEC Documents required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act since January 1, 2007.  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC

Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company and its Subsidiary included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiary as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, in conformity with GAAP.  The SEC Documents filed or furnished before and excluding the Closing Date fully disclose all material information concerning the Company and its Subsidiary.

Section 2.8  Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included within the SEC Documents, except as specifically disclosed in a subsequent SEC Documents filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC and (iii) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.  The Company does not have pending before the SEC any request for confidential treatment of information.

Section 2.9  Litigation.  With such exceptions that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect, there is no litigation, action, suit, investigation or governmental proceeding pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiary or affecting any of the properties or assets of the Company or its Subsidiary.  Neither the Company nor its Subsidiary is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Company or its Subsidiary or any of their assets or property.

Section 2.10  Taxes.  The Company and its Subsidiary (i) have filed all Tax returns required to be filed within the applicable periods for such filings (with due regard to any extension), (ii) have paid all Taxes and other governmental assessments required to be paid, and (iii) have reserved in the financial statements an amount adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except for any such failures to file or pay that would not individually or in the aggregate have a Material Adverse Effect.

Section 2.11  Intellectual Property.  All Intellectual Property Rights purported to be owned by the Company or its Subsidiary that were developed, worked on or otherwise held by any employee, officer, consultant or otherwise are owned free and clear by the Company or its

Subsidiary (as the case may be) by operation of law or have been validly assigned to the Company or its Subsidiary (as the case may be) other than those Intellectual Property Rights where the failure to own or assign such rights would not, individually or in its aggregate be reasonably likely to have a Material Adverse Effect.  The Intellectual Property Rights are sufficient in all material respects to carry on the business of the Company and its Subsidiary as presently conducted and as proposed to be conducted and the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.  To the knowledge of the Company, with such exceptions as are not, individually or in the aggregate reasonably likely to have a Material Adverse Effect, the Intellectual Property Rights purported to be owned by the Company or its Subsidiary do not infringe the intellectual property rights of any third party.  Neither the Company nor its Subsidiary has received any written notice or other written claim from any third party: (i) asserting that any of the Intellectual Property Rights purported to be owned by the Company or its Subsidiary infringe any intellectual property rights of such third party; (ii) challenging the validity, effectiveness or ownership by the Company or its Subsidiary of any of the Intellectual Property Rights; or (iii) asserting that the Company or its Subsidiary is in material default with respect to any license granting Intellectual Property Rights to the Company or its Subsidiary.  The Company has no knowledge of any material infringement or improper use by any third party of any of the Company’s Intellectual Property Rights.

Section 2.12  Contracts and Commitments.  All of the material contracts of the Company or its Subsidiary that are required to be described in the SEC Documents, or to be filed as exhibits thereto, are in full force and effect and upon consummation of the transactions contemplated by this Agreement and the Related Agreements, shall continue in full force and effect, without penalty or adverse consequence.  Neither the Company nor its Subsidiary nor, to the knowledge of the Company, any other party is in material breach of or in material default under any such contract.

Section 2.13  Employee Matters.  The Company has described in, or filed as an exhibit to, the SEC Documents filed prior to the date of this Agreement all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, the SEC Documents: employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements (including all “employee pension benefit plans” as defined in Section 3(2) of ERISA, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements in effect by the Company and its Subsidiary) (the “ERISA Documents”).  Except for any compliance failures that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, (a) the Company and its Subsidiary are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents; and (b) each such ERISA Document is in compliance in all material respects with all applicable requirements of ERISA.  To the Company’s knowledge, none of the Company’s or its Subsidiary’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her employment obligations to the Company or its Subsidiary or that would conflict with the Company’s and its Subsidiary’s business as now conducted or proposed to be conducted, except for such contracts and other agreements, judgments, decrees and orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is not a party to any collective bargaining agreement.

Section 2.14  Transactions with Affiliates.  Except as disclosed in the Proxy Statement, as of April 11, 2008 (the date the Proxy Statement was filed with the SEC), there are no loans, leases or other agreements, understandings or continuing transactions between the Company or its Subsidiary, on the one hand, and any officer or director of the Company or its Subsidiary or any Person that the Company believes is the owner of five percent or more of the outstanding Common Stock or any corporation, partnership, trust or other entity in which any such officer, director, or stockholder has a substantial interest or is an officer, director, trustee or partner, or any respective family member or Affiliate of such officer, director or stockholder, on the other hand, that were required by federal securities laws to be disclosed in the Proxy Statement.

Section 2.15  Insurance.  Each of the Company and its Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged.  All such insurance is fully in force, except where the failure to be in full force has not had and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  The Company has no reason to believe that it will not be able to renew or extend its existing insurance coverage as and when such coverage expires or will not be able to obtain similar coverage from similar insurers as may be necessary to continue its business without an increase in cost significantly greater than general increases in cost experienced for similar companies in similar industries with respect to similar coverage.

Section 2.16  Investment Company Act.  The Company is not, and immediately after giving effect to the sale of the Purchased Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 2.17  Nasdaq.  As of the date hereof, the Company’s Common Stock is listed on The NASDAQ Global Select Market, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from The NASDAQ Global Select Market.  The sale and issuance of the Purchased Shares and the Conversion Shares complies with the rules and regulations of The NASDAQ Stock Market.

Section 2.18  Application of Takeover Protections.  There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation in effect as of the date hereof that is or would become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, as a result of the Company’s issuance of the Common Stock issuable hereunder and the Purchasers’ ownership of the Common Stock issuable hereunder.

Section 2.19  Placement Agent’s Fees.  The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions, in each case payable to third parties retained by the Company, relating to or arising out of the transactions contemplated by this Agreement.  The Company shall pay, and hold the Purchasers harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the transactions contemplated by this Agreement.

Section 2.20  No Integrated Offering.  Neither the Company, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause any offering contemplated by this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or the rules and regulations of FINRA or The NASDAQ Stock Market.

Section 2.21  Internal Accounting and Disclosure Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

Section 2.22  Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Company’s SEC Filings and is not so disclosed or that otherwise would have a Material Adverse Effect.

Section 2.23  Transfer Taxes.  On the Closing Date, all stock transfer or other taxes (other than income or similar Taxes) which are required to be paid in connection with the transactions contemplated hereby will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

Section 2.24  Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the transactions contemplated hereby or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases for the transactions contemplated hereby.

Section 2.25  Anti-dilution Provisions.  There is no anti-dilution provision under any agreement to which the Company is party or to which any assets of the Company are subject that is or would become effective as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, as a result of the Company’s issuance of the Common Stock issuable hereunder and the Purchasers’ ownership of the Common Stock issuable hereunder.

Section 2.26  Ownership of Property. Except as set forth in the Company’s financial statements included in the SEC Documents, the Company and has (i) good and marketable fee simple title to its owned real property, if any, free and clear of all liens, except for liens which do not individually or in the aggregate have a Material Adverse Effect; (ii) a valid leasehold interest in all leased real property, and each of such leases is valid and enforceable in accordance with its terms (subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy) and is in full force and effect, and (iii) good title to, or valid leasehold interests in, all of its other properties and assets free and clear of all liens, except for liens disclosed in the SEC Documents or which otherwise do not individually or in the aggregate have a Material Adverse Effect.

Section 2.27  General Solicitation.  Neither the Company nor, to its knowledge, any person acting on behalf of the Company, has offered or sold any of the Securities by any form of “general solicitation” within the meaning of Rule 502 under the Securities Act.  To the knowledge of the Company, no person acting on its behalf has offered the Securities for sale other than to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

Section 2.28  Waiver of Section 203. The Company represents and warrants to the Purchasers that the Board has heretofore taken all necessary action to approve, and has approved, for purposes of Section 203 of the Delaware General Corporation Law (including any successor statute thereto (“Section 203”)), any Purchaser’s becoming, together with its Restricted Affiliates, an “interested stockholder” within the meaning of Section 203 (the “Waiver”), such that, as of the date hereof and from and after the Closing, Section 203 will not be applicable to any Purchaser or any “business combination” within the meaning of Section 203 that may take place between any Purchaser and/or its Restricted Affiliates, on the one hand, and the Company, on the other.

Section 2.29  Disclosure.  The Company understands and confirms that each of the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company.  All disclosure provided by the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby furnished by or on the behalf of the Company, when taken together, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  To the Company’s knowledge, no material event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.  The disclosure referred to in this Section 2.33 constitutes only the information set forth in this Agreement, together with the disclosure set forth in the SEC Documents.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to the Company that:

Section 3.1  Organization and Power.  Such Purchaser is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own its properties and to carry on its business as presently conducted.

Section 3.2  Authorization, Enforcement.  Such Purchaser has all necessary power and authority, and has taken all necessary action required for the due authorization, execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby.  Assuming due execution and delivery thereof by the other Persons contemplated to be party thereto, this Agreement and the Related Agreements will each be a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.3  No Conflict.  The authorization, execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements to which it is or will be a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in the breach of any provision of the certificate of limited partnership and limited partnership agreement (or in the case of an entity other than a limited partnership, the organizational documents of such entity) of such Purchaser; or (b) with such exceptions that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on its ability to perform its obligations under this Agreement and the Related Agreements to which it is a party, whether after the giving of notice or the lapse of time or both:  (i) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any material contract to which such Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any law applicable to such Purchaser.  This Agreement has been, and each of the Related Agreements to which such Purchaser will, at the Closing be party will be, duly executed and delivered by such Purchaser.

Section 3.4  Government Approvals.  No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements to which it is a party, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report such Purchaser’s ownership of the Purchased Shares; and (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Purchasers to perform their obligations hereunder.

Section 3.5  Investment Representations.

(a) Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b) Such Purchaser has been advised by the Company that the Purchased Shares have not been registered under the Securities Act, that the Purchased Shares will be issued on the basis of the statutory exemption provided by Section 4(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by such Purchaser in this Agreement and the Related Agreements.  Such Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c) Such Purchaser is purchasing the Purchased Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.

Section 3.6 Short Sales.  Neither such Purchaser nor any of its Restricted Affiliates has engaged in any Short Sales on or after January 1, 2009.

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.1  Transfer Restrictions.

(a) Each Purchaser acknowledges and agrees that the Purchased Shares will bear a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED

UNDER THE SECURITIES ACT OF 1933 OR A SALE PURSUANT TO RULE 144 PROMULGATED THEREUNDER.”

(b) Each Purchaser acknowledges and agrees that the Purchased Shares and the Conversion Shares may not be assigned, sold, pledged, hypothecated or otherwise transferred, other than by operation of law, to the Company or as provided in Section 1.10 of the of the Investors’ Rights Agreement, for a period of twelve (12) months following the Closing without prior written consent of the Company, and any such attempted transfer shall be null and void and of no force or effect.  Each Purchaser further acknowledges and agrees that the Purchased Shares will bear a legend in substantially the following form:

“THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE ASSIGNED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, OTHER THAN BY OPERATION OF LAW, FOR A PERIOD OF TWELVE (12) MONTHS FOLLOWING THE ORIGINAL ISSUANCE OF THE SERIES A CONVERTIBLE PREFERRED STOCK WITHOUT SUCH PRIOR WRITTEN CONSENT OF THE COMPANY AND ANY SUCH ATTEMPTED TRANSFER WITHIN SUCH TIME PERIOD WITHOUT PRIOR WRITTEN CONSENT SHALL BE NULL AND VOID AND OF NO FORCE OR EFFECT.  A COPY OF THE CERTIFICATE OF DESIGNATIONS FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

Section 4.2  Restrictions on Actions.  Each Purchaser agrees that until the third (3rd) anniversary of the date of this Agreement (the “Restricted Period”), without the prior written consent of the Board of Directors of the Company, it will not at any time, nor will it cause, suffer or permit any of its Restricted Affiliates or Representatives acting on its behalf or on behalf of other Persons acting in concert with it to, in any manner, directly or indirectly, acquire directly or indirectly, by purchase or otherwise, record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act ) of more than twenty-five percent (25%) of the Company’s outstanding Common Stock, including the Purchased Shares and the Conversion Shares. Each Purchaser agrees that until January 1, 2010, without the prior written consent of the Board of Directors of the Company, it will not at any time, nor will it cause, suffer or permit any of its Restricted Affiliates or Representatives acting on its behalf or on behalf of other Persons acting in concert with it to, acquire, or enter into an agreement to acquire, any shares of the Company’s capital stock or any rights in or to such shares, if such acquisition or agreement to acquire would prohibit or limit in any respect the ability of the company to purchase shares of the Company's capital stock in compliance with Rule 10b-18 or Regulation M promulgated under the Securities Exchange Act of 1934 , and each Purchaser shall provide the Company with five (5) Business Days prior notice of any proposed acquisition.

Section 4.3  Short Sales.  Each Purchaser agrees that, for so long as such Purchaser or any of its Restricted Affiliates owns any Purchased Shares or Conversion Shares it will not, and it will not cause, suffer or permit any of its Restricted Affiliates to, enter into any Short Sales.

Section 4.4  Specific Performance.  The Purchasers agree that irreparable damage would occur and that the Company would not have any adequate remedy at law in the event that any of the provisions of 4.2 (Restrictions on Actions) and 4.3 (Short Sales) were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Purchasers agree that the Company shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to an injunction or injunctions to prevent breaches of such Sections and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 4.5  Covenants of the Company.

(a) The Company will provide the Purchasers with a reasonable opportunity to review and comment on the press release and the Current Report on Form 8-K prepared by the Company regarding this Agreement and the transactions contemplated hereby before such documents are publicly disclosed.

(b) For so long as any shares of Series A Preferred Stock are outstanding, the Company will make all filings required by law with respect to the transactions contemplated hereby.

(c) For so long as any shares of Series A Preferred Stock are outstanding, the Company will comply with the terms and conditions of the Certificate of Designations.

(d) For so long as any shares of Series A Preferred Stock are outstanding, the Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to effect the issuance of all Conversion Shares.

ARTICLE V
CONDITIONS TO THE PURCHASERS’ OBLIGATION

The obligations of the Purchasers to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

Section 5.1  Representations and Warranties.  Each of the representations and warranties of the Company contained in Article II of this Agreement shall be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time).

Section 5.2  Covenants.  The Company shall have performed and complied with all other covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 5.3  Investors’ Rights Agreement.  The Company shall have entered and delivered to the Purchasers into the Investors’ Rights Agreement.

Section 5.4  Certificate of Designations.  The Certificate of Designations shall have been duly filed with the Secretary of State of the State of Delaware.

Section 5.5  Board of Directors.  The authorized number of directors of the Company’s Board of Directors shall be increased from six (6) to seven (7) and that the Company shall take all necessary steps so that James T. Farrell of Calera becomes a director of the Company.

Section 5.6  Management Rights Agreement.  The Company shall have entered into and delivered to Calera the Management Rights Agreement in the form attached to the Agreement as Exhibit C.

ARTICLE VI
CONDITIONS TO THE COMPANY’S OBLIGATION

The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

Section 6.1  Representations and Warranties; Performance.  Each of the representations and warranties of the Purchasers contained in Article III of this Agreement shall be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time).

Section 6.2  Covenants.  The Purchasers shall have performed and complied with all other covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing.

Section 6.3  Investors’ Rights Agreement.  The Purchasers shall have entered into and delivered to the Company the Investors’ Rights Agreement.

Section 6.4  Board of Directors.  James T. Farrell of Calera shall become a director on the Company’s Board of Directors.

ARTICLE VII
MISCELLANEOUS

Section 7.1  Shares Owned by Affiliates.  For the purposes of applying all provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares, the shares owned of record by any Affiliate of a Purchaser shall be deemed to be owned by such Purchaser.

Section 7.2  Indemnification.

(a)  General Indemnification Obligation.  The Company hereby agrees to indemnify the Purchasers and each of their respective officers,  directors and employees, and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons  (each a “Purchaser Indemnified Party”) against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Purchaser Indemnified Party in investigating or defending any such proceeding) regardless of whether any of the foregoing results from a third-party claim or otherwise (all of the foregoing, including associated costs and expenses being referred to herein as a “Proceeding”), that it actually incurs in connection with any of the transactions contemplated hereby arising out of or based upon:

(i)           any untrue or alleged untrue statement of a material fact in an SEC Document by the Company or any of its Affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading by the Company or any of its Affiliates or any Person acting on its or their behalf;

(ii)           any of the representations or warranties made by the Company in Article II of this Agreement being untrue or incorrect at the time such representation or warranty was made;

(iii)           any breach by the Company of any of its covenants, agreements or obligations under this Agreement or the Related Agreements; and

(iv)           any failure to deliver the Conversion Shares to the Purchasers required to be delivered pursuant to this Agreement, in accordance with the terms and conditions of this Agreement, the Related Agreements or the Certificate of Designations, in accordance with the terms and conditions of the Certificate of Designations, for any reason other than the failure of any condition precedent to the Company’s obligations hereunder or thereunder, which condition has not been expressly waived in a writing by the Company provided to the Purchasers, or the failure by the Purchasers to comply with their obligations hereunder or thereunder, which failure has not been expressly waived in a writing by the Company provided to the Purchasers; provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of the Purchasers in connection therewith.  Notwithstanding any other provision of this Agreement, no claim for indemnification may be made by any Purchaser Indemnified Party (1) after the one-year anniversary of the date of this Agreement, unless a bona fide notice of claim in writing shall have been delivered to the Company before such date, in which case the Purchaser Indemnified Party shall be entitled to pursue such noticed claim until the final, non-appealable determination or settlement of the claim; (2) with respect to or arising out of any representation or warranty known by any Purchaser Indemnified Party or any of its Representatives prior to the date of this Agreement to be untrue or incorrect, or (3) with respect to any claim, demand, action, liability, damages, loss, cost or expense relating to or arising out of consequential damages, exemplary or punitive damages (unless exemplary or punitive damages are incurred by a Purchaser Indemnified Party as a result of a third-party claim and such damages are the set forth a final, non-appealable order or judgment of a court).  For the avoidance of doubt, the limitations on indemnification set forth herein will not be deemed to be in any way a limitation of any rights or remedies a Purchaser Indemnified Party may have under applicable laws, including the federal securities laws.

(b)  Conduct of Claims.

(i)           Whenever a claim for indemnification shall arise under this Section 7.2 as a result of a third-party claim, the party seeking indemnification (the “Indemnified Party”), shall notify the party from whom such indemnification is sought (the “Indemnifying Party”) in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

(ii)           Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party.  In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

(iii)           No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 7.2 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

Section 7.3  Execution and Counterparts.  This Agreement may be executed in multiple counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 7.4  Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in the City of San Francisco, in the State of California, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

Section 7.5  Entire Agreement; No Third Party Beneficiary.  This Agreement and the Related Agreements contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged in and are superseded and canceled by, this Agreement and the Related Agreements, except for the Confidentiality Agreement dated January 29, 2009 between Calera and the Company, which remains in full force and effect except to the extent modified and superseded by Section 4.2 of this Agreement.  This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder, except as provided in Section 7.2.

Section 7.6  Expenses and Interest.  All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees, shall be paid by the party incurring such expenses, except that the Company shall pay up to $100,000 of the reasonable and documented out-of-pocket fees and expenses incurred by the Purchasers, including, without limitation, the reasonable and documented fees and expenses of accountants, attorneys and other advisors and consultants for the Purchasers.

Section 7.7  Notices.  All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission, on the next Business Day when sent by overnight delivery services or five (5) days after the date so mailed if by certified or registered mail.

If to the Company, to:

LoopNet, Inc.
185 Berry Street, Suite 4000
San Francisco, CA 94107
Fax No.:	(415) 764-1622
Attention:	Richard J. Boyle, Jr.

with a copy to:

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Fax No.:	(415) 773-5759
Attention:	Karen A. Dempsey
Richard V. Smith

If to a Purchaser, to:

c/o Calera Capital Partners IV, L.P.
580 California Street, Suite 2200
San Francisco, CA 94104
Fax No.:	(415) 632-5206
Attention:	Kevin R. Baker

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, CA 94301
Fax No.:	(650) 470-4570
Attention:	Leif B. King

Section 7.8  Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and with respect to Section 7.2 hereof, will inure to the benefit of the Purchaser Indemnified Parties, and no other Person will have any right or obligation hereunder.  The rights and obligations hereunder may be assigned by each Purchaser prior to the Closing to a controlled Affiliate of such Purchaser, provided that such Purchaser shall remain responsible for payment of the Purchase Price and all other obligations of such Purchaser under this Agreement.  Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 7.9  Headings.  The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 7.10  Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto.  Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 7.11  Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

(c) The Company agrees that the parties have negotiated in good faith and at arms’ length concerning the transactions contemplated herein, and that the Purchasers would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and in the Related Agreements.  Except as specifically provided otherwise in this Agreement and the Related Agreements, the Company’s obligations to indemnify and hold the Purchasers harmless in accordance with Section 7.2 of this Agreement are obligations of the Company and the Company shall record any such obligations on its books and records in accordance with, and to the extent required by, GAAP.

Section 7.12  Severability.  Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 7.13  Remedies.  Any and all remedies set forth in this Agreement or the Related Agreements: (i) shall be in addition to any and all other remedies the Purchasers or the Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each Purchaser and the Company may elect.  The exercise of any remedy by a Purchaser or the Company shall not be deemed an election of remedies or preclude the Purchasers or the Company, respectively, from exercising any other remedies in the future.

Section 7.14  Further Assurances.  Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

Section 7.15  Stock Splits, Stock Dividends, Etc..  Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

[The next page is the signature page]

The parties have caused this Securities Purchase Agreement to be executed as of the date first written above.

LOOPNET, INC.

By:	/s/ Richard J. Boyle, Jr.
	Name:	Richard J. Boyle, Jr.
	Title:	Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to Securities Purchase Agreement]

CALERA CAPITAL PARTNERS IV, L.P.

By:	/s/ Kevin Baker
	Name:	Kevin Baker
	Title:	Managing Director and General Counsel

CALERA CAPITAL PARTNERS IV SIDE-BY-SIDE, L.P.

By:	/s/ Kevin Baker
	Name:	Kevin Baker
	Title:	Managing Director and General Counsel

[Signature Page to Securities Purchase Agreement]

TRINITY VENTURES IX, L.P.

By:	/s/ Kathleen A. Murphy
	Name:	Kathleen A. Murphy
	Title:	Member, Trinity TVL IX, LLC

TRINITY IX SIDE-BY-SIDE FUND, L.P.

By:	/s/ Kathleen A. Murphy
	Name:	Kathleen A. Murphy
	Title:	Member, Trinity TVL IX, LLC

TRINITY IX ENTREPRENEURS’ FUND, L.P.

By:	/s/ Kathleen A. Murphy
	Name:	Kathleen A. Murphy
	Title:	Member, Trinity TVL IX, LLC

[Signature Page to Securities Purchase Agreement]

SAINTS RUSTIC CANYON, L.P. By: SAINTS RUSTIC CANYON, LLC

By:	/s/ Thomas Unterman
	Name:	Thomas Unterman
	Title:	Member

RUSTIC CANYON VENTURES III, L.P. By: RUSTIC CANYON GP III LLC, general partner

By:	/s/ Thomas Unterman
	Name:	Thomas Unterman
	Title:	Managing Member

[Signature Page to Securities Purchase Agreement]

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (SBST)

By:	/s/ Martina Poquet
	Name:	Martina Poquet
	Title:	Managing Director - Separate Investments

[Signature Page to Securities Purchase Agreement]